Exhibit 99.2

S&P Global

Market Intelligence

Open Text Corporation NasdaqGS:OTEX

M&A Call

Monday, November 08, 2021 2:00 PM GMT

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Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	7

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Call Participants

EXECUTIVES

Harry Edward Blount

Senior VP & Global Head of

Investor Relations

Madhu Ranganathan

Executive VP & CFO

Mark J. Barrenechea

Vice Chairman, CEO & CTO

ANALYSTS

Paul Steep

Scotiabank Global Banking and

Markets, Research Division

Paul Michael Treiber

RBC Capital Markets, Research

Division

Raimo Lenschow

Barclays Bank PLC, Research

Division

Richard Tse

National Bank Financial, Inc.,

Research Division

Stephanie Doris Price

CIBC Capital Markets, Research

Division

Thanos Moschopoulos

BMO Capital Markets Equity

Research

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Presentation

Operator

Thank you for standing by. This is the conference operator. Welcome to the OpenText Corporation Conference Call. [Operator Instructions] And the conference is being recorded. [Operator Instructions]

I would now like to turn the conference over to Harry Blount, Senior Vice President, Investor Relations. Please go ahead.

Harry Edward Blount

Senior VP & Global Head of Investor Relations

Thank you, operator, and good morning, everyone. With me on the call today is OpenText’s Chief Executive Officer and Chief Technology Officer, Mark J. Barrenechea; and our Executive Vice President and Chief Financial Officer, Madhu Ranganathan. We have some prepared remarks, followed by a question-and-answer session. This call will last approximately 30 minutes with a replay available shortly thereafter.

I’d like to take a moment and direct investors to the Investor Relations section of our website, investors.opentext.com, where we posted a presentation that will be referred to during this call, including the additional information notification related to the tender offer described in our communication, which has not yet commenced.

And now I will proceed with the reading of our safe harbor statement. Please note, during the course of this conference call, we may make statements relating to the future performance of OpenText that contain forward-looking information. While these forward-looking statements represent our current judgment, actual results could differ materially from a conclusion, forecast or projection in the forward-looking statements made today. Certain material factors and assumptions were applied in drawing any such statement.

Additional information about material factors that could cause actual results to differ materially from a conclusion, forecast or projection in the forward-looking information as well as risk factors, including in relation to the current global pandemic that may project future performance results of OpenText are contained in the OpenText recent Form 10-K and 10-Q as well as in a press release that was distributed earlier this morning, which may be found on our website. We undertake no obligation to update these forward-looking statements unless required to do so by law.

In addition, our conference call may include discussions of certain non-GAAP financial measures. Reconciliations of any non-GAAP financial measures to the most directly comparable GAAP measures may be found within our public filings and other materials, which are available on our website.

And with that, I’ll hand the call over to Mark.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

All right. Thank you, Harry, and good morning. I have about 15 minutes of remarks, followed by 15 minutes of Q&A. Also, we’ve posted a transaction deck on the IR section of opentext.com, and we’ll not be taking any financial-related questions on Zix today or until we close.

I’m excited to share that we have entered into a definitive agreement to acquire Dallas-based Zix Corporation. Zix is a leader in SaaS-based e-mail security, threat protection and compliance cloud solutions for SMBs, small- and medium-sized businesses.

Some quick highlights on the transaction. Zix hits all the right points for us and is a continuation of executing on our total growth strategy. Let me speak about the transaction and the terms of the agreement. Total purchase price for approximately $860 million, inclusive of Zix cash and debt or $8.50 per share via a tender offer. Further, we’ll be funding this transaction with our existing cash. There is

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

no equity consideration, no dilution, no debt, no transition services agreements in the transaction. The transaction is expected to close within 90 days, subject to normal closing conditions. The transaction is financially compelling. We expect it to be additive towards organic growth, cloud revenue and recurring revenue. And once the transaction has closed, Zix will be immediately accretive to our adjusted EBITDA and free cash flow.

In short, Zix meets our cash base returns criteria for acquisitions. We’re paying approximately 3.5x trailing 12 months revenues. Upon closing, the Zix resell business will be reported on a net basis to conform to OpenText revenue. We expect it to be on our operating model within 12 to 18 months. We advise investors and analysts do not model the acquisition until after the acquisition closes and we communicate further. And as per our normal practice, more detailed financial projections and target models will be provided on our next earnings call, including any updates to our F ‘22 target model and longer-term aspiration.

So why Zix? SMBs are the engine of economic growth. In the U.S., SMBs were 44% of GDP and 66% of new jobs. Some of the first activities a new business performs is purchasing computers, setting up a website and a corporate e-mail account. At the same time, these businesses often lack the skill to adequately protect their businesses from phishing and malware attacks. As I’d like to say, if you think it’s hard to get a security resource in Toronto, try Wichita Falls. More than 50% of SMBs that get breached often don’t discover that they have been breached for weeks, months or years, and e-mail remains the primary form of communication is the primary method of attack.

OpenText’s vision for SMB partners is to provide these businesses with a single leading information management platform that protects their customers’ websites, their e-mails and their key business content and full recovery in the event of a breach. Imagine a single platform that covers everything from e-mail, backup, threat management, communications and content sharing electronic signature.

OpenText is already a market leader in threat intelligence with BrightCloud, threat profession with Webroot and backup and recovery through Carbonite and electronic signatures through our e-sign offering. With Zix, we are adding additional e-mail encryption and protection and enhancing our current backup and information archiving capabilities.

Zix is headquartered in Dallas, so about 15 miles from our R&D center, with a large office in Gulf Breeze, Florida as well as several smaller offices around the world, including Ottawa, Canada. Zix has a long track record of ARR growth and competitive wins. Over the last 12 months ending June 30, Zix posted $235.6 million in revenue with 15% PTM year-over-year revenue growth. 89% of this revenue is cloud-based and 100% is subscription-based. And at an adjusted EBITDA margin of greater than 20%, we are inheriting a well-run business. With over 100,000 plus customers and more than 5,600 MSP partners, most of them are incremental to our existing distribution. Combined, we’ll have one of the market’s most comprehensive cyber resilience offering for SMB customers. This is a very big opportunity for OpenText and Zix.

And let me run through 6 high-level points. First, this grows OpenText share of information management market, primarily in the security and protection cloud. Two, it enhances our SMB portfolio in data protection, threat management and e-mail security. Three, it’s a meaningful expansion of our MSP distribution capabilities from approximately 17,000 today to more than 21,000 on a combined basis, making us one of the largest in the MSP market. Fourth, it increases our ability to upsell and cross-sell into the SMB channel. Specifically, we see an opportunity to take our Carbonite and Webroot products to Zix MSPs and Zix products to our MSPS. Some of the primary use cases for the combined company include advanced e-mail encryption and threat protection, cloud-to-cloud backup and information archiving.

And as you’ll hear at OpenText World next week, we’ll be adding several more SMB channel-ready products to market in content business network, in security and data protection. OpenText MSPs will increasingly benefit from ease of use and ease of management from our growing SMB suite of products.

Fifth, it strengthened the OpenText relationship with Microsoft. Zix has a 20-year relationship with Microsoft, further strengthening OpenText’s strategic positioning with one of the most trusted partners in the world, Microsoft. Zix is a top 5 Microsoft managed cloud solution provider, or CSP, and only 1 of 9 in North America. Zix has generated more than 14,000 M365 migrations and has over 90,000 joint customers. Microsoft is one of the many partner relationships we expect to add to our SMB platform over time.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

And finally, sixth, Zix adds significant talent with expertise in SMB, bringing more than 500 professionals with deep expertise in SMB and cybersecurity. We are planning significant investments in our SMB platform as well as the Zix talent that is already joining us.

So recapping, both our industrial thesis and growth plans for this acquisition, Zix brings best-in-class cloud innovation, exceptional cross-sell opportunities within our combined MSP channel, a 20-year Microsoft partnership that enhances and expands OpenText’s existing relationship, geographic expansion opportunities and the opportunity to build strategic partnerships that leverage our SMB cloud platform.

In summary, acquisitions of growth assets like Zix remains integral — as integral as part of our total growth strategy. As you will see in the chart on Page 14 of the transaction deck, today’s announcements meets all the criteria for a strategic acquisition by OpenText.

We are onboarding a company with a strong history of organic growth and an adjusted EBITDA and free cash flow performance that will be immediately accretive to OpenText. The resulting increase in future cash flows will enable us to maintain a healthy balance sheet, deliver strong earnings and continue to invest in our organic growth initiatives.

This is a very big opportunity for both OpenText and Zix, and I look forward to welcoming our new customers, partners and employees to OpenText very soon. As I said when we acquired Carbonite, we intend to win in the SMB market. And this is another important investment for the company and advancement in our strategy on world-class distribution capabilities in both the enterprise business as well as expanding our SMB platform.

So with that, I’ll now open the call up for questions, and I have Madhu on the phone with me as well, and we welcome any questions you may have. Operator?

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Question and Answer

Operator

[Operator Instructions] The first question is from Raimo Lenschow from Barclays.

Raimo Lenschow

Barclays Bank PLC, Research Division

Congrats on the transaction. Mark, could you talk a little bit about the — like on the one hand, having like more security is a good thing. On the other hand, like your products need to be integrated, et cetera. Like how do you see that product overlap with what you have already with Webroot and Carbonite? And how do you kind of manage through that transition to bring all of this product into a coherent offering?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes, Raimo, thank you. Thank you for the question. Yes, we’re very excited about the announcement today. There’s actually very little functional overlap, and we can immediately bring Carbonite back up and immediately bring Webroot into the Zix channel. So there is very little overlap between the 2 offerings. And we can bring the e-mail security, encryption and protection immediately into the Carbonite channel.

Another piece of technology we’re very excited about is the selling platform that Zix has. They’ve invested in their go-to-market portal, which is how — one of the digital ways that they interact with their MSP customers. So integrating this offering into that portal is going to be measured here in months, not quarters, and thus bringing an integrated go-to-market selling digital zone, if you will, to the mid-market and MSPs.

And our new MDR offering and some new endpoint protection technologies have all been built on the Microsoft stack. So the integration of that is going to be pretty straightforward. The end point for us is a powerhouse SMB platform that’s going to protect the edge just like we are protecting in the cloud.

Raimo Lenschow

Barclays Bank PLC, Research Division

Okay. Makes sense. And then historically, there was always something where you’ve got like — because you’re a well-run company, that you could bring to the table from the other direction. I remember like your kind of discipline around renewals, et cetera, when you bought Carbonite. Is there — what’s the thing that you can bring to the table in the other direction?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes, a variety of things. One is they’re a well-run company. And as Madhu has educated me well through time, gross margin is the quality of the bank and EBITDA is a reflection of the culture. We’ll be able to bring Zix to our operating model within 12 to 18 months. And we will do that through our scale in tech support, through our self-service tools. We’ll do that through our scale and our systems, which we’ll be able to bring to Zix. But actually, what we’re going to be able to bring more is a growth channel.

We have 17,000 MSPs that we can introduce Zix to immediately. So we’ll have some operating efficiencies that we can bring given our scale and support our systems. We run a cloud platform. Oh, 5x larger, if you will, 6x larger than Zix. So the economies of that on the operational scale will benefit. But we’re also going to be able to provide this MSP channel.

And Raimo, the — as I’ve learned over the last few years, getting to 5,000, 10,000, 15,000, 20,000, 25,000 MSPs, we’ve gone from 0 to 21 — we’ve all have gone from 0 to 1,000 MSPs in about 2 years. And that’s a rocket ship, and we’re excited about that.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Raimo Lenschow

Barclays Bank PLC, Research Division

Sounds good. Congratulations.

Operator

[Operator Instructions] The next question is from Stephanie Price from CIBC.

Stephanie Doris Price

CIBC Capital Markets, Research Division

Congrats on the transaction.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Thanks, Steph.

Stephanie Doris Price

CIBC Capital Markets, Research Division

I was hoping you could talk a little bit more about the process and why maybe management is deciding to sell at this point? Any color there, whether it was a process or [ what’s happening ] would be appreciated.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes. Thanks, Steph. I’d say like, very typical, as I’ve described in the past, we get to know businesses over time. And we build relationships, and there comes a point in the company’s history where they decided they — the best way for them to carry for their mission is to combine with a larger company, go fulfill that mission.

So it’s a company we’ve known for many, many years, we’ve watched and admired for many, many years. And they recently felt that they could better fulfill their mission with being combined with a larger organization. and process worked out well for us, and we’re here announcing today.

Stephanie Doris Price

CIBC Capital Markets, Research Division

Okay. Great. And then into the Microsoft relationship, can you just remind us how large a partner OpenText is with Microsoft right now? And how you see that changing with Zix?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes. Well, our relationship is only going to strengthen because of this. Well, look, on the endpoint, rough guess, rough guess, of our 100 million endpoints where OpenText software runs today, 90% of those are Microsoft-based. So Microsoft has always been a very important tech partner for us on the Edge, if you will, the endpoint and on the Edge.

Our cloud is more Linux-based, if you will. But our Edge and client-facing software has always been Microsoft oriented. And so this just gives us a much deeper relationship on the go-to-market side. So it’s a nice 1-2 combination. We have the tech partnership side, that is just massive for $100 million end points customer-facing. And now we can combine that with more technology relationship as well, but excitingly so a go-to-market relationship. And one of the things that we’ll be interested in considering and we won’t — we’ll consider this post close is getting even closer with Microsoft on a global basis. So that’s an opportunity for us to consider post-closing.

Operator

The next question is from Thanos Moschopoulos from BMO Capital Markets.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Thanos Moschopoulos

BMO Capital Markets Equity Research

Congrats on the transaction or the acquisition. Mark, maybe you can clarify your commentary about the distinction between gross revenue and net revenue. So what pass-through revenue do they have? I don’t know if you’re in a position to quantify that, but if you could clarify what their pass-through revenue is?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes, very good. Madhu may want to take a part of this. But we’re not going to quantify any of it today, but we did want to signal early that to our approach on revenue and consistent with our revenue approach, we look at parts of the resale — there’s some resale revenue, and we’re going to take that on a net basis versus a gross basis.

So Madhu, any comments you want to provide there? Yes, Madhu, you may be on mute.

Madhu Ranganathan

Executive VP & CFO

Sorry. Mark, I was saying I 100% agree. And Thanos, as you see in the release, it does relate to the resell business. And the recognition will be on a net basis versus what you might see in Zix public disclosures.

And when we do that, it’s also going to conform much closer to the OpenText gross margin model.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes.

Thanos Moschopoulos

BMO Capital Markets Equity Research

Okay. And so presumably, when you talk about bringing it up to your target model in 12 to 18 months, that would be on a net revenue basis, correct?

Madhu Ranganathan

Executive VP & CFO

That’s correct.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes. Thank you, Thanos. And as you know, I’ll just add to it that, it improves gross margin, doesn’t change EBITDA and doesn’t affect cash flow at all. It’s just a better conforming presentation, we believe.

Operator

The next question is from Paul Treiber from RBC Capital Markets.

Paul Michael Treiber

RBC Capital Markets, Research Division

Just a follow-up question, but more just on the fundamentals of the reseller revenue. Is that a business? Do you see the value add in that business? And do you see it — do you anticipate continuing it going forward?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes. Thank you, Paul. Yes, we see significant value in it. Many large tech companies have strong resell businesses. I’ll give an example, OpenText and SAP, and SAP’s SolEx business. It’s a juggernaut in the industry where SAP can bring, I’ll just use SAP as an example, significant solution extensions to their customers. OpenText happen to be #1 SolEx provider and then bring more solutions surrounding that. So it’s not just retail, it’s relationship.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

So it’s relationship. So yes, we like the resell business. We intend to expand it significantly because it’s a relationship with both Microsoft and a relationship with the MSP and the customer that we can continue to surround it with more product, more services, deeper integration into our business. So substitute the word resell with relationship. And this deepens the relationship to all the spokes, to Microsoft, to the MSP, to the end customer. And it’s not just resell, it’s renewal. It’s refresh. It’s new technologies that come all the way through this.

We also think there’s an opportunity to expand this with other — I don’t want 100 here but I wouldn’t mind 3 or 4 of the world’s largest, right, in this type of relationship. So yes, we like the resell or relationship business and we intend to invest in it significantly.

Paul Michael Treiber

RBC Capital Markets, Research Division

And then a second question, just on the organizational structure when you integrate the business. Will this fall under or be part of Prentiss Donohue’s team? Or will it go elsewhere? What part of the management team from Zix is staying on board?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes. We’ll announce the full integration once we close. But at a high level, Prentiss will lead the combined organizations. So Prentiss reports to me. Prentiss is just a fantastic leader, and he’ll run the combined go-to-market for Carbonite, Webroot and Zix.

Engineering will be integrated into Muhi’ s organization, and all the support functions will become part of their functional teams. As we do with any acquisition, we’ll get to know the team better. We love the team. We — Ryan, their Chief Product Officer; Geoff, their CMO; Sheila, their CIO; John, their Chief Revenue Officer; and Dave on the Finance and Operations. We’ll get to know the team. We’ll get to know their aspirations, and we’ll always make the best talent decision when we come to integrate. But think of Prentiss leading the go-to-market on a combined basis. Muhi will lead the combined engineering teams on the product and cloud side.

Operator

The next question is from Richard Tse from National Bank Financial.

Richard Tse

National Bank Financial, Inc., Research Division

Congratulations on this deal here. It looks pretty attractively valued. Just kind of curious, so do you think valuations are softening in the areas that you’re looking at today? Because I think the context is that a few months ago, I think you were saying the valuations were quite heightened across the board here?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Thanks for the question. I would — if you allow me, I would — when we look at an asset through cash returns and we look at an asset through a growth lens, it allows us to widen the multiple parameter because we’re going to generate the cash return and the growth profile. So with that sort of expanded view of — as we’ve been building towards organic growth, we — as you know, we posted a great Q1 of almost 4% organic growth, our organic growth for this fiscal year, driving towards more organic growth in our fiscal ‘24 aspirations of 2% to 4% for the total company. This is building confidence that we can bring a company on board like Zix that’s growing double digit and maintain and accelerate that growth.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

And as we do that, it will widen parameters for us to look through a lens of cash and growth valuation. So we’re happy with the multiple. Mid-3s is a fine place to be for us, and we look forward to delivering the growth and the cash return.

Richard Tse

National Bank Financial, Inc., Research Division

Okay. Great. And I know that it sounds like there’s a fairly sizable opportunity for security and compliance and SMB. If you kind of step back and you sort of look at broader OpenText portfolio of information management, what’s your sense of the level of penetration in SMB from that product, that broad product perspective?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

We have — it is open space in the Carbonite, Webroot MSPs, and we’re ready to bring our e-signature offering. We’re ready to bring our core content offering, sort of our Box-like capabilities through this channel, ease of integration, ease of selling, ease of transacting, ease of support. All those things are really important in the self-service world of MSPs. And as I talked about on our last earnings call, we’re bringing GXS through Freeway into the mid-market opportunity. And it’s a bit more of the M than the S in SMB.

So look, our vision has always been to meet our — we want to double the company again over the next 5 to 7 years. And to do that, we need more channels. And so we need more than just an enterprise channel, we also need an SMB channel. And it’s not just building the channel, but having key offerings that can bridge both go-to-market opportunities.

So when it comes to the M part, we’ll intersect with the low end of E in the high end of SMB. So an e-mail isn’t going away. It is a primary way to communicate. So we like the longevity of this tech platform as well.

Richard Tse

National Bank Financial, Inc., Research Division

Okay. That’s great. Congrats again.

Operator

Our next question is from Paul Steep with Scotia Capital.

Paul Steep

Scotiabank Global Banking and Markets, Research Division

Mark, maybe you can just help us understand how this fits maybe in the future. It looks like you’re more focused on growth these days and driving higher growth. Should we think that Zix, through CRES as well as the CloudAlly deals, the more of the savings and the benefit on to the model that comes from leveraging the OpenText business network infrastructure? Or — and maybe you’re looking to potentially keep more of the sales infrastructure than you have in the past?

Mark J. Barrenechea

Vice Chairman, CEO & CTO

Yes, Paul, thanks for the question. So we’ll get Zix to our operating model in 12 to 18 months. It is a very straight line. And as I said earlier in my remarks, there’s no equity, there’s no dilution, there’s no debt, there’s no transition services agreement. So this is straight line integration. And the ability to combine billing platforms, the ability to combine customer care, it’s the enterprise play, right, that we’ve had, where after 70 acquisitions on the enterprise side, we’ve gotten scale and renewal. So we’re able to bring companies to our model. We get scale and tech support. We get scale in operations.

And with Carbonite, Webroot, BrightCloud and now Zix, we can get scale in SMB. So we’ll get to that operating model through the scale of support renewals and our cloud operations.

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OPEN TEXT CORPORATION M&A CALL | NOV 08, 2021

Operator

I’ll now hand the call back over to Mr. Barrenechea for closing remarks.

Mark J. Barrenechea

Vice Chairman, CEO & CTO

All right. Well, thanks for joining us on short notice. We’re very excited about announcing today’s definitive agreement, and we look forward to speaking soon with you. Have a great day.

Operator

This concludes today’s conference call. Thank you for participating. You may disconnect your lines. Have a pleasant day.

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